Exhibit 10.7
July 20, 2015

Robert Giammatteo
P.O. Box 121
Suffern, NY 10901

Dear Robb:

Congratulations on your promotion to Executive Vice President- Chief Financial Officer of ascena!

The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment.

Job Title:            Executive Vice President- Chief Financial Officer of ascena

Reporting To:            David Jaffe

Effective Date:            July 26, 2015

Annual Pay Rate:        $500,000

In addition, you may be considered for an annual performance evaluation in the Fall of 2016. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Incentive Compensation:
Cash Bonus: Participation in the Incentive Compensation (IC) program at a target level of 75% of your annual base salary. Your initial annual target level (100%) is $375,000. Maximum annual payout is double your target level (200%) ($750,000 at maximum).

You will be eligible for the increased IC target beginning with the Fiscal Fall 2016 Season.

Stock Awards:
You will continue to be eligible for an Annual Grant effective in September 2015. All stock grants are contingent upon the approval from the Board of Directors. All grants are subject to the Plan Description/Prospectus.

All above reflects the only changes being made to existing pay and benefits program.

Please sign both copies of this letter, keep one for your records and return one to Donna VanCourt, VP Corporate Compensation and HRIS.

All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. At Ascena an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at anytime, by either the employee or the employer.

Once again, congratulations on your new position.

Sincerely,                I accept your offer as specified above.

/s/ David Jaffe                /s/ Robert Giammatteo

CEO, Ascena Retail Group